Exhibit 99.1

BERKSHIRE HATHAWAY INC.

NEWS RELEASE

FOR IMMEDIATE RELEASE	April 30, 2011

Omaha, NE (NYSE: BRK.A; BRK.B)—At approximately 3:45 p.m. Central time today, Berkshire Hathaway Inc. (“Berkshire”) will hold its Annual Shareholders meeting. Prior to the formal business meeting, Warren E. Buffett, Berkshire’s Chairman and Chief Executive Officer and Charles T. Munger, Berkshire’s Vice Chairman, will hold a question and answer session for the shareholders. During this question and answer session, Mr. Buffett intends to discuss preliminary information regarding Berkshire’s First Quarter 2011 earnings. In connection therewith, Mr. Buffett will display a slide which summarizes, on a preliminary basis, the earnings Berkshire expects to report for the first quarter of 2011. In addition Mr. Buffett intends to display a slide that provides details by major catastrophe of estimated losses incurred by Berkshire’s reinsurance businesses during the first quarter; a slide that provides information about the growth in GEICO’s auto policies in force during the first quarter; and a slide that provides details regarding Berkshire’s investment in Wells Fargo. The slides Mr. Buffett intends to display at the meeting are reproduced below.

Berkshire Hathaway Inc.

Preliminary First Quarter After-Tax Earnings

(in millions)

	2011	2010
Insurance – underwriting	$(821)	$226
Insurance – investment income	952	988

Total insurance	131	1,214
Railroad, utilities and energy	908	505
Manufacturing, service & retailing	558	477
Finance	96	69
Other	(100)	(43)

Operating earnings	1,593	2,222
Investment and derivative gains/losses	(82)	1,411

Net earnings	$1,511	$3,633

Estimated Losses Incurred Related to Significant Catastrophes

Occurring During the First Quarter of 2011

(in millions)

Event	Estimated Losses Incurred

Australian floods and Cyclone Yasi	$195
New Zealand (Christchurch) earthquake	412
Japan earthquake	1,066

	$1,673	*

*	Of which approximately $700 million comes from our 20% quota share of Swiss Re’s business.

Growth in GEICO’s Auto Policies in Force

Month	2011	2010

January	72,302	48,752
February	139,617	109,712
March	106,757	59,958

1st Quarter Total	318,676	218,422

Wells Fargo Shares

as of March 31, 2011

($ in millions)

	Shares	Cost	Market	Unrealized Gain (loss)*
Shares with gains*	255,356,757	$4,394	$8,098	$3,704
Shares with losses*	103,579,368	3,621	3,284	(337)

Total	358,936,125	$8,015	$11,382	$3,367

*

Gains and losses are determined on a specific identification basis. Had gains and losses been determined based on average cost, Berkshire would not have been required to record an other-than-temporary impairment charge with respect to our investment in Wells Fargo.

Use of Non-GAAP Financial Measures

This press release includes certain non-GAAP financial measures. The reconciliations of such measures to the most comparable GAAP figures in accordance with Regulation G are included herein.

Berkshire presents its results in the way it believes will be most meaningful and useful, as well as most transparent, to the investing public and others who use Berkshire’s financial information. That presentation includes the use of certain non-GAAP financial measures. In addition to the GAAP presentations of net earnings, Berkshire shows operating earnings defined as net earnings exclusive of investment and derivative gains/losses.

Although the investment of insurance and reinsurance premiums to generate investment income and investment gains or losses is an integral part of Berkshire’s operations, the generation of investment gains or losses is independent of the insurance underwriting process. Moreover, under applicable GAAP accounting requirements, losses can be created as the result of other-than-temporary declines in value without actual realization or when certain types of investments are marked-to-market through earnings. In sum, investment and derivative gains/losses for any particular period are not indicative of quarterly business performance.

About Berkshire

Berkshire Hathaway and its subsidiaries engage in diverse business activities including property and casualty insurance and reinsurance, utilities and energy, freight rail transportation, finance, manufacturing, retailing and services. Common stock of the company is listed on the New York Stock Exchange, trading symbols BRK.A and BRK.B.

Cautionary Statement About Preliminary Results

Certain statements contained in this press release are “forward looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. We caution you that all measures of first quarter 2011 earnings including estimated losses related to significant catastrophes occurring during the first quarter contained in this press release are preliminary and reflect our expectations as of the date of this press release. Actual reported first quarter 2011 earnings including estimated losses related to significant catastrophes occurring during the first quarter may vary significantly from these expectations. Berkshire assumes no obligation and does not intend to update these forward-looking statements.

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Contact

Marc D. Hamburg

402-346-1400